Ex. 99.3


                                 OXiGENE, Inc.

                           Conference Call Transcript

                                  Prepared by:

                            The Transcription Center
                             12110 N. Pecos Street
                           Westminster, CO 80234-2076

                          Moderator: Bjorn Nordenvall
                                August 20, 2001
                                 11:00 a.m. ET


Operator:        Ladies and gentlemen, thank you for standing by. Welcome to the
                 Oxigene conference call. During the presentation, all participants will be in a listen-only mode. Afterwards you will be invited to participate in the question-and-answer session.
                 At that time if you have a question, you will need to press the one followed by the four on your pushbutton phone. As a reminder, this conference is being recorded Monday, August
                 20th, 2001. I would now like to turn the conference over to Ms.
                 Tammy Bishop. Please go ahead, ma'am.

Tammy Bishop:    Thank you. Good morning. This is Tammy Bishop, Director of
                 Investor Relations and Corporate Communications at Oxigene.
                 Thank you for participating in this conference call to discuss
                 Oxigene's collaboration with Bristol-Myers Squibb in the development of Combretastatin CA4P. You should have received your copy of our press release by now, however in the event you haven't, please contact Kristen Wilson of Oxigene at 617-673-7800 and she will forward a release to you immediately.

                 For today's call we have Dr. Bjorn Nordenvall, Oxigene's Chairman and Chief Executive Officer; Fred Driscoll, Oxigene's President and Chief Financial Officer; and Dai Chaplan, Oxigene's Chief Scientific Officer and Head of Research and Development. Also joining us on the call today is Hakan Mellstedt, Professor from the Karolinska Institute and chairman of Oxigene's clinical trial advisory board.

                 Following the update from Dr. Nordenvall and Dr. Chaplan, there will be a question-and-answer session, but before we start I would like to remind you that this conference call relates to clinical trials and our current expectations or forecasts of future events. These and other forward-looking statements involve risks and uncertainties that may cause the company's actual results or outcomes to be materially different from those anticipated and discussed in this conference call.

                 Factors that may cause such differences include but are not limited to those risks and uncertainties associated with the efficacy of our technology and its efficacy at acceptable dosage level in humans, the regulatory approval of the company's proprietary drugs, the ability to raise capital when needed and on reasonable terms and other risks included in the company's annual report on Form 10K and in the company's other filings with the SEC during the past 12 months.

                 That said, at this time I will turn the call over to Dr. Bjorn Nordenvall. Please go ahead, Dr. Nordenvall.

Bjorn Nordenvall: Thank you, Tammy. Good morning and thank you for joining us today for the update of our collaboration with Bristol-Myers Squibb and the development of Combretastatin A4 product. Hopefully you have had a chance to review this morning's press release. I would like to first point out that it is our general policy of Oxigene not to respond to each and every rumor that appears in the financial and in the investment community. However, it is our policy to convey accurate information regarding our ongoing research and business activities and in doing so we also cover questions raised by certain rumors.

                 Therefore, Oxigene is conducting this conference call to keep interested members of the community informed. First, let me say without question on behalf of Oxigene that the BMS Phase I trial of Combretastatin has not failed or been suspended by the FDA. The trial is ongoing, contrary to rumors and we remain confident that the trial will produce positive results.

                 Oxigene has entered into licensing and collaboration agreements with Bristol-Myers Squibb and under that agreement we are legally prohibited from specifically speaking about various events and the progress of the trials. That was mandated by BMS and we understand it's part of their general policy which is quite understandable for a company of that size. However, we would like to review our collaboration with Bristol-Myers. Bristol-Myers has agreed to a level of discussion included in today's press release. We want to give the information to the extent we can do so within the legal confines of our agreement.

                 Before doing so, I want to remind you, that, prior thereto, Oxigene had conducted its own initial Phase I trials in the U.S. and in the U.K. We have reported on the U.K. results and expect our final report on the U.S. result to be released this year. We have released certain preliminary interim results regarding our trials to date and we believe this information is quite encouraging.

                 In March of this year, 2001, BMS began coordinating a Phase I safety trial of Combretastatin at sites in the U.S. This trial is currently open to patients with certain types of solid tumors. Patients in this Phase I trial are receiving Combretastatin A4 alone with the aim of obtaining the maximum amount of data to determine the optimal dose and dosing schedule that will be used in subsequent clinical trials.

                 We anticipate that enrollment will be complete early next year and we hope that Phase II trials will commence in the first half of next year. Because of our agreement with the Bristol-Myers I cannot comment further regarding specifics of their Phase I safety trial. I think it may be helpful for us to remind interested parties that the purpose of Phase I trials within the drug development industry includes study and determination of the maximum tolerated dose and the proper dosing schedule that often adjustments to such dosages are made within ongoing Phase I safety trials. Dosing is a critical part of a Phase I trial. You want to make certain that the dose and dosing schedule you select for your Phase II trial will not be too high and result in toxicity or too low and result in no efficacy. This is especially important in a class of new drugs such as Combretastatin where no previous dosing data exists.

                 Finally, the Combretastatin trials conducted by Bristol-Myers have not been halted by the FDA nor have there been any drug related fatalities. The program is ongoing and both Oxigene and Bristol-Myers remain fully committed to the development of our vascular targeting technology. Let me repeat-- prior to outlicensing the drug to Bristol-Myers Oxigene conducted its own Phase I studies in Europe and the U.S. involving approximately 100 patients, the result of which we found to be highly favorable.

                 At this time I would like to turn the call over to Dr. Dai Chaplan, our Head of Research and Development and Chief Scientific Officer to discuss Oxigene's Phase I results with you.

Dai Chaplan:     Thank you Bjorn. I would like to take a few minutes to explain vascular targeting. Vascular targeting represents a new strategy for the treatment of solid tumors. It works by targeting existing tumor blood vessels that supply critical nutrients and oxygen to tumor cells with the aim of causing a rapid and extensive blood flow shutdown of the established tumor vasculature. A supply of blood is critical to the development and the continued growth of the tumor cells. If you cut off the blood supply to the tumor then the effective cells are compromised and then die. We believe this new type of approach represents a novel paradigm for the treatment of solid tumors.

                 Tubulin binding agents have been used for many years and have exhibited unique properties. Toxicity can be expected from any anti-cancer drug and for this reason BMS is conducting a Phase I safety trial to determine the right dose and the right dosing schedule for the next phase of clinical development.

                 Since the biological activity of Combretastatin A4 phosphate can be monitored by measuring tumor blood flow, much more information can be gained from Phase I studies about activity versus toxicity. We believe that comprehensive Phase I information could improve the design and accelerate the completion of subsequent trials. At Oxigene we have conducted three Phase I trials with approximately 100 patients. In one study, two cardiac events were observed at doses at or above the maximum tolerated dose. No serious cardiac events were observed in our other two trials. In all our Phase I trials we have shown we can demonstrate a reduction of blood flow to cancerous tumors at doses that were well tolerated with limited side effects.

                 In other words, if cardiac events would determine the maximum tolerated dose, we want to make it clear that CA4P exhibits tumor blood flow reduction at levels below the dosage at which any serious cardiac events were observed. And indeed, at those lower doses there were only limited, very tolerable side effects.

                 I will now turn the call back over to Dr. Nordenvall.

B. Nordenvall:   Thank you, Dr. Chaplin. In closing, I would like to add that
                 Oxigene remains at the forefront of this new and exciting technology and we believe we are several years ahead of other competitors in this new field. Both Astra Zeneca and Aventis have announced the initiation of vascular targeting programs and we view this as a clear confirmation and validation of the importance and potential of vascular targeting agents. Three of the leading pharmaceutical companies in the cardio sector are now actively pursuing vascular targeting. However we believe
                 Oxigene and Bristol-Myers Squibb are in the lead position with Combretastatin and we believe this validates vascular targeting will be an important new approach for the treatment of cancer.

                 I will now turn the call over to the operator who will open the call for questions.

Operator:        Thank you. Ladies and gentlemen, if you want to register a question for today's question-and-answer session you will need to press the one followed by the four on your pushbutton phone.
                 You will hear a three-tone prompt acknowledging your request.
                 If your question has been answered or you would like to withdraw your polling request, you may do so by pressing the one followed by the three. And if you are using a speakerphone, please pick up your handset before entering your request. One moment please for the first question.

                 [Questioner #1] please go ahead with your questions.

[Questioner #1]: Gentlemen, thanks for clarifying some of these issues. I wish this conversation had taken place maybe-- at least six months ago. However this is a good start. If I understand your interpretation then, Bristol-Myers -- and I'm saying this as a layman-- Bristol-Myers looked at your Phase I data and decided that the issue of toxicity maybe hadn't been dealt with quite in the way they would have liked. So they are doing their own Phase I trial with a focus on toxicity because as you say, this is a new type of drug and there's no road map to go by.

                 My first question is-- would that be a correct summary?

B. Nordenvall:   So the first question is why is Bristol-Myers doing their Phase
                 I trial now since we also have done Phase I trials. I would like-- Dai, could you answer this?

D. Chaplan:      Yes. I mean I think the points you've made-- it's true. I mean this is vascular targeting and Bjorn made the point, the fact that this area is now a major focus of the number one, number two and number three in oncology. Ourselves with BMS, Astra
                 Zeneca and Aventis. In a new area clearly you want to understand what the toxicities are.

                 The other interesting point about this area is the fact that we can, unlike many other treatments, monitor the effectiveness of the therapy in Phase I in terms of its biological effectiveness in terms of shutting down tumor blood flow. So one can actually achieve a lot of information, both on activity and toxicity, in a Phase I study without going to a Phase II study.

                 So you cannot only learn about the toxicities of a new class of agent, you can also look at the biological effectiveness in the Phase I. With other agents where you can't measure biological effectiveness you have to move more rapidly to a Phase II study which may take more time. We believe that understanding the activity, toxicity of these drugs in the Phase I as it is going on will enable us to design and speed up the development in subsequent clinical trials.

                 Hakan Mellstedt is also on the line. He may want to comment as well.

Hakan Mellstedt: Yes, I want, yes, to comment with regard to these new types of agents. I mean look at traditional-- we have chemo-therapeutics agents which have required a different mode of action and the way you monitor toxicity is different from the way we have to monitor toxicity. These new agents, especially vascular targeting drug. And therefore Bristol-Myers Squibb wanted to enlarge the battery of techniques applied to study cardiac toxicity which has not previously been so in detail and they followed mostly what was applied for chemo-therapeutic drugs.

                 So we get much information by applying a large battery of tests as well as-- I mean here is a unique situation where we can apply biological effect which normally you can't do in chemotherapy. You have to just look for tumor shrinkage and that is not used as a measurement in Phase II. But here we-- in Phase II, only in Phase II study with chemo-therapeutic. So I think here it's a much better situation. But it takes a much longer time to go forward monitoring all these kinds of effects because their treatment rate cannot be so fast as chemo-therapeutic agents and you have to evaluate patient by patient more carefully. And maybe also you have to be more careful in selecting the patients which you recruit to these types of studies.

[Questioner #1]: OK. Thank you, gentlemen. May I ask a related follow on question?

B. Nordenvall:   Yes.

[Questioner #1]: The other frustration frankly has been the delay because your agreement with Bristol-Myers dates to December of 1999 and we now learn finally that Bristol-Myers is recruiting patients beginning in March of this year. So some 15 months it seems to me has been lost. And you state that you still think you are the leader-- you have the lead in the clinical research on these vascular targeting agents but I guess my question is what on earth was going on during this 15-month delay which as you well know from previous conversations we've had was enormously frustrating to all Oxigene shareholders.

B. Nordenvall:   OK. I could sort out the question. And when we did the
                 licensing deal with Bristol-Myers in December of `99 we were in the midst of our own Phase I trials. And the reason why we were able to get such a good deal with Bristol-Myers and the excitement from the industry, also other oncology companies, was the fact that we now could demonstrate that we could shut down the blood flow with Combretastatin in doses that were tolerable for the patients.

                 Since then we have completed our Phase I trials and we have recently completed them in the U.K., reported those results at ASCO and now also in the U.S. And of course Bristol-Myers has worked with us closely to complete our own Phase I trials since December of `99. Now they announced end of last year that they will now start their program which has now started with the first patients recruited here in March this year. So they have been with us since December of `99 and I think that both Dai and also Hakan Mellstedt are trying to explain why Bristol-Myers is doing it the way they are doing it and we can only say that we are happy with the collaboration and we have worked closely with Bristol-Myers since December of `99.

                 Dai, will you further comment a little bit about additional information regarding this issue and also we have been claiming-- we are claiming today too that we are a world leader in vascular targeting and can you comment here about the situation with us versus our two competitors, Astra Zeneca and Aventis, where we are and where they are, and where we are together with Bristol-Myers ?

D. Chaplan:      I think I can. I think that-- I'd like to make the point first of all that vascular targeting is becoming a very hot scientific topic in terms of drug development and I can't think of another drug development at the moment, one specific area, where we have all the major competitors working on this area.
                 And clearly we've been in the area as you say a long time. When you develop a new drug for a new area there's lots of things to learn, there's lots of ways as Hakan Mellstedt said about doing and how you monitor patients, how you understand the toxicity versus activity profile. We know a lot about that information.
                 Our competitors are starting to get onto that ladder and learn about these drugs.

                 Clearly earlier this year Astra Zeneca announced they were going into Phase I clinical study with their tubulin binding vascular targeting drug and their Phase I study started in the first half of this year. Approximately three weeks ago Aventis announced that they were putting their vascular targeting tubulin binding agent into clinical trials before the end of this year. So clearly we are ahead of the game. We have a knowledge base on how these drugs work, how to monitor the drugs and are building up how to take them into subsequent trials. So clearly we are ahead of the game. We have competitors. Clearly we've moved into the field but we're still ahead of the game and we have a very large database now in the clinic of how these drugs work and how they can best be used in subsequent trials.

[Questioner #1]: Good.  Thank you.

Operator:        [Questioner #2], please go ahead with your questions.

[Questioner #2]: Thanks for clarifying a couple of issues. Just a few more questions. You used quite specific language and said the trial is not suspended pending FDA review but there are other reasons for trials to stop recruitment. Is the trial actually accepting new patients right now?

B. Nordenvall:   Would you answer?

Fred Driscoll:   Yes. [Questioner #2], this is Fred. We have been in contact with as Bjorn stated in the conference call that BMS has supported what we've said in our press release and we are actively from what we have been told by them-- they are recruiting patients into their multiple sites in the U.S.

[Questioner #2]: Can you comment-- I mean obviously the rumors that have triggered this call-- I think we all know what they are. I think the one allegation was that the trial of the Massachusetts General Hospital had stopped due to a minor cardiac infarction or event of some sort. Can you comment specifically on the trial of that center?

F. Driscoll:     Unfortunately, based upon our agreement with BMS we just can't provide that information to you. Let me say this-- you know, when you speak with people outside of the company you may be getting less than complete and accurate information thereby, people forming their own conclusions. However, as I said earlier, we would stress that Oxigene and BMS have publicly stated in the press release from this morning that these trials are open to patients and ongoing in these multiple centers.

[Questioner #2]: OK. And then you had talked about, you know, that it's normal in a Phase I for dosing, for the dose to be readjusted, especially when you're starting with a new mechanism of action that hasn't been studied before. That leads to a sort of inference that there may be some readjustments due to some sort of adverse affect. Is that a fair inference?

F. Driscoll:     No. I mean if what you're suggesting is why is BMS doing what they're doing, again, we can't and won't comment on the conduct of their clinical trials. These are their clinical trials and I don't think we can really make reference to what they're doing with respect to the dosing other than what we've already said and what Dai and Hakan have said in this conference call.

D. Chaplin:      Maybe I can add to that, Fred. I think that what we've stated
                 in our Phase I trials, that we've seen two cardiac events in the treatment of nearly 100 patients. Some of those patients have received many doses of Combretastatin so clearly when you look at the instance of cardiac effects per dose it's a lot less than even the 2 percent that we've reported in our trials from our studies. But we also note that we've the reported the U.K. study earlier this year at the ASCO meeting. There were no cardiac events. The dose limiting toxicities were ataxia and tumor pain. The cardiac events have been seen in one site, one study, one dosing schedule and those will be reported at the NCI URTC meeting in Miami at the end of October.

                 So I think that one has to take this in the context that many drugs, many emerging drugs and many drugs already in the marketplace, do have some cardiac effects. One can indicate some anti-cancer drugs like 5FU and one could indicate biological agents like the interleukins which have higher cardiac incidence effects.

                 So I think one has to look at it in the sense that this is something which is not surprising in any drug development. Every drug has a toxicity profile and we're learning about vascular targeting agents and what profile they have and the importance of not only dose but dose scheduling.

H. Mellstedt:    Yes. I can just also add that I have been developing drugs in cancer therapy now since the beginning of `70s and we always see cardiac side effects in various kind of drugs. So for me it's not amazing at all. I remember that we had a lot of cardiac toxic effects of interferon when we started to develop that at the end of the `70s and we learned how to handle them and we learned which patients should not be included in that kind of treatment schedule. And now-- I mean interferon is widely used and nobody thinks about it as a cardiotoxic drug.
                 We know the limitations.

[Questioner #2]: OK. Well, let me ask this. Has Bristol-Myers in any way had to radically change it's dosing or its approach to dosing during its Phase I since it started in March in response to any event, serious or mild or whatever it may be?

B. Nordenvall:   Well, as we have said now, we cannot specifically comment on results from Bristol-Myers' ongoing trial, either positive or negative. And what we are allowed to say, and that is exactly what we are doing today, also in the press release, confirmed by Bristol-Myers , is that this trial is ongoing. It is expected to be completed here at the beginning of next year.
                 And the reason for them to conduct this trial I think has been very well explained by both Dai Chaplan and Hakan Mellstedt and also shows that Bristol-Myers understands this technology and they have worked with us now since December of `99. They also understand Combretastatin. And for us I think it's positive to have a partner who understands the technology and the drug and to-- and they are doing this development according to the industry standards and carefully trying now to determine the right dose. And this is exactly what they have been doing now since March of this year.

[Questioner #2]: I guess the key thing is for you to say for the record that there have been no adverse events reported to the FDA?

B. Nordenvall:   Fred?

F. Driscoll:     Again, I'm not going to go there, [Questioner #2]. I can't make comment on what BMS has done. We have-- I can tell you this-- we have not received from Bristol-Myers any form of a halt notice or any form of a stopping of the trials. That would have been obviously a serious material adverse affect which under Reg FD we would have been forced to disclose. We did not disclose that. I think that's the position on that.

[Questioner #2]: Ok [inaudible] that BMS has not informed you.

F. Driscoll:     I think, [Questioner #2], I've answered the question.

[Questioner #2]: Lastly BMS in terms of recruitment BMS started enrolling in March. Is 9-10 months reasonable time for enrollment in a Phase I trial [inaudible] 100 patients. Would you say that's reasonable for a Phase I trial that number of patients?

B. Nordenvall:   Could you repeat the question?

[Questioner #2]: [inaudible] Is that reasonable for a Phase I trial? [inaudible]

D. Chaplin:      It depends-- you know, it clearly depends on how a Phase I trial is constructed and as Hakan Mellstedt said, clearly if you go into more complex measurements of biological effect in a Phase I versus other kinds of toxicity monitoring, then clearly recruitment is somewhat slower than you would anticipate in a normal Phase I trial because you're accruing a lot more information which can then be subsequently used in the design of subsequent studies. So it's not unreasonable. I think that we anticipate this trial will be completed in the early part of next year. [crosstalk]

H. Mellstedt:    I think that this time is reasonable because this type of Phase
                 I study which is not as other Phase I studies in cancer drug development. So this should take longer time and what is an advantage of this may be-- I don't know-- they are testing a different lot of doses during these Phase I studies as they also can measure the biological effect and in this combining side effect measurements as well as biological effect you can during this time period get a very good estimation of an optimal dose to be dosed in further Phase II studies. So I think it's fair to use about nearly a year. And I have seen these kinds of Phase I studies to take for one year so I don't think it's unusual.

B. Nordenvall:   What we can say here is that we have done our Phase I in nearly
                 100 patients and of course Bristol-Myers have all the data from these trials and they are using those data carefully now to help them also in the further development of Combretastatin and what they are doing now is trying to get some extra information to be sure that they will dose with the right dose in the next phase of clinical development. Not too high and not too low.

                 And the way they are conducting these trials is very very complicated with respect to the fact that the equipment is very sophisticated and the selection criteria is also very critical here and it's also very critical to have the right patients here for getting the right answers. Remember, this is still early in development and the next big step for this development will start when Bristol-Myers has completed what they have just now announced together with us that they are doing right now, meaning this trial that started in March. And it's expected to be completed here early next year.

[Questioner #2]: OK.  Thanks for clearing up some things.

Operator:        [Questioner #3], private investor,  please go ahead with your questions.

[Questioner #3]: Hi. I have a question for Dai Chaplan. Looking ahead-- we've heard about the next generation of VTAs or vascular targeting agents. Do you have any comments on this?

D. Chaplan:      Well, our program for developmening the next generation of vascular targeting agents has been very active with both our own program with Baylor and with BMS. I think I can say that these programs are looking very promising and we hope to come out with more information later this year. We anticipate our first presentation on our second generation compounds will take place at the NCI URTC meeting at the end of October.

[Questioner #3]: I have one follow up question. This might be repetitive but if
                 BMS has full responsibility for CA4P, what is Oxigene currently working on?

B. Nordenvall:   OK. What are we working on. Dai, will you take that as our head of research and development? What are we doing?

D. Chaplan:      I think that we're aware that we've retained the rights to use
                 CA4P for local administration. We're actively pursuing the use of Combretastatin A4 phosphate in ocular diseases. One of those is diabetic retinopathy. We're also in discussions with a European stent firm for the use of Combretastatin A4 on stents in restinosis and basically as I've just mentioned we've also got our own BTA program developing other small molecules and also the antibody vascular targeting approach with Peregrine in Arcus. All of these programs, I think we can say quite confidently, are on track and look very promising. We'll report more data later this year.

B. Nordenvall:   OK.  Thank you, Dai.  Any more questions?

Operator:        Yes, [Questioner #4], a private investor, please go ahead with your questions.

[Questioner #4]: Thank you very much. First I want to thank you for having a conference call, not just issuing a press release. It's very helpful as a private investor. I'd also like to thank [Questioner #2] for his specific questions. My question is in your discussions with BMS have they indicated any interest or willingness to issue any releases or any follow ups? And the second question is do you know when they expect to report their results from Phase I and in what form will they be reporting it?

F. Driscoll:     Thanks for the question. It's Fred. As I think we said a little bit earlier, BMS is-- let me first say, has been involved in this press release and has given us their approval to go forward with it. However, as a big pharmaceutical firm I think it's their general policy as well as other large companies like them not to directly participate in calls like these. So I hope that answers your question on that one-- the first part of your question.

                 Could you repeat the second part of it?

[Questioner #4]: Yes, sure. Thanks very much. The second question was do you know when they expect to report the results of Phase I and in what form they would be doing that? I know it's to be completed in January but do you know when they might be reporting any results in an appropriate professional forum from the Phase I?

B. Nordenvall:   Dai, would you comment on this?

D. Chaplan:      Yeah. I mean that will be at their discretion, when to report the Phase I. And clearly the only thing that will be apparent from our point of view unless BMS go and report it is the appearance of milestones as the drug passes through a variety of clinical steps. I would anticipate that once a study is completed they would present the data later, the middle to the end of next year. But that again is not under our control.
                 That's up to just general policy within a large pharmaceutical company. But I imagine, particularly if you have a study which is unique with an agent which is, if you like, pushing forward in a whole new approach to cancer therapy, they would be eventually as keen as us to get their science out and presented next year. But again, we have no control over that's. That's up to Bristol-Myers Squibb.

[Questioner #4]: Thank you. And once again, I want to thank you for having a conference call to forthrightly address these concerns and rumors.

D. Chaplan:      You're welcome.  Thank you.

B. Nordenvall:   Any more questions?

Operator:        Yes. [Questioner #5], please go ahead with your questions.

[Questioner #5]: Thank you. I guess this question is for Dr. Chaplan. You mentioned two cardiac events that had been observed and I sort of missed the part that came after that. Were the events associated with a higher than normal dosage of CA4P?

D. Chaplan:      They were seen in one of the sites with one of the dosing
                 schedules-- they were seen at or above where we anticipate the maximum tolerated dose based on other side effects. The U.K.
                 study was reported at the ASCO meeting with no cardiac events reported. Dose limiting toxicities were reported as ataxia and neurological effects and also tumor pain. The other study that's taken place in Philadelphia has reported no cardiac events. The full details of those cardiac events will be reported at the meeting, the NCI URTC meeting in October. But again, they were seen at high doses. Yes, you were right in that.

[Questioner #5]: Thank you.

Operator:        [Questioner #6] please go ahead with your questions.

[Questioner #6]: I wonder and I've wondered for quite some time-- what is so different with Combretastatin as compared to other tubulin targeting agents? I mean first of all you target tubulin and not vasculature. So the first experiments on Combretastatin were actually done on tumor sets and not endothelial cells. So you target tubulin and mitosis and not vasculature. So why do you introduce a new name into something that already has a name? Mitosis inhibiting agents or tubulin inhibiting agents. The Combretastatin targets tubulin and mitosis, not vasculature. Or could you provide any other explanation?

B. Nordenvall:   [Question #6] I think we have the best person on the call to answer that question and that is the man behind the technology, Dai Chaplan.

D. Chaplan:      I will try not to go into-- I mean I hopefully will answer your question in a fairly straightforward way. I think your point is well made. Tubulin binding agents are well known compounds inhibiting cell division. The reason Combretastatin affects vasculature and doesn't have the side effects associated with inhibiting the division of rapidly proliferating tissues, and we've not seen any of those toxicities in terms of gastrointestinal affects on the proliferation of white blood cells, et cetera, is the reason that Combretastatin is a reversible binder into tubulin. That is, it gets onto tubulin, [unintelligible] it for a short period of time.

                 That means it doesn't affect the long term processes of cell division. But what it does do and what we know from our own work is that tubulin, as well as being important in cell division is important in maintaining the shape of the cells which line blood vessels. And if you-- endothelial cells, the cells which line blood vessels when they're very new-- tubulin is critically important in keeping them flat. If you disrupted the cells round up you can get coagulation, you can get blockage of vessels.

                 Now, the fact that it's reversible means that it goes on, causes its effects on the vasculature but doesn't cause the long term effects on cell division. The effects on their vasculature are essentially irreversible so even though the drug comes off, you've [unintelligible] catastrophic effects on the tumor, newly formed tumor vasculature. Also, the drug has a very short plasma half life which means it doesn't have the cytotoxic profile of other tubulin binding agents.

                 That is why we believe, not only we-- now the top three big pharmaceutical companies in the world are working on tubulin binding vascular damaging agents and it's been a very big convincing program because everybody wants to work on new molecular targets. But now all big three, big pharmaceutical companies, are convinced-- we've convinced them [unintelligible] with our work that tubulin binding agent, if you develop reversible ones with certain other parameters have primarily affects on vasculature and are not cytotoxic molecules.

                 That's the reason that there's so much interest and you've got Astra Zeneca, Bristol-Myers Squibb and Aventis all working on tubulin binding agents. They did all this work on cytotoxic compounds 30 years ago. Now, they've realized if you develop the right molecules like we've done you really can get compounds which selectively damage newly formed vasculature in the tumor. Hopefully that's addressed some of your questions. I could take an hour going over that but I don't think it would be good use of the conference call.

B. Nordenvall:   Thank you, Dai.  Are there additional questions?

Operator:        I am showing no further questions at this time.

B. Nordenvall:   OK. Then I would like to take the opportunity to thank you all for joining this conference call and look forward to continue to discuss these important development programs with you in the near future. Thank you very much and bye bye.

Operator:        Ladies and gentlemen, that does conclude your conference call for today. You may all disconnect and thank you for participating.